Exhibit 99.1

PDS Biotechnology Announces Achievement of Efficacy Threshold in Stage 2 of the VERSATILE-002 Trial Evaluating PDS0101 and KEYTRUDA® in Head and Neck Cancer

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14 patients in the immune checkpoint inhibitor naïve arm of VERSATILE-002 have experienced either a complete response or partial response on two consecutive scans, thus constituting a confirmed objective response

•	Efficacy and safety continue to be monitored as additional patients have yet to undergo imaging evaluation

FLORHAM PARK, N.J., June 14, 2023 – PDS Biotechnology Corporation (Nasdaq: PDSB), a clinical-stage immunotherapy company developing a growing pipeline of targeted immunotherapies for cancer and infectious disease, announced today the Company achieved the threshold for efficacy as per investigator assessment in Stage 2 of the VERSATILE-002 (NCT04260126) Phase 2 clinical trial investigating PDS0101 in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab), for the treatment of unresectable, recurrent or metastatic human papillomavirus (HPV)16-positive head and neck cancer.  The achievement of full recruitment of 54 patients in the ICI naïve arm was announced in May 2023.  The threshold for efficacy, as defined in the clinical protocol, was achieved when 14 out of the 54 immune checkpoint inhibitor (ICI) naïve patients enrolled achieved a confirmed objective response. Additional patients in the trial have yet to undergo imaging evaluation.

Per RECIST 1.1, the standard to classify oncologic imaging outcomes in clinical trials, patients are considered to have achieved an objective response when imaging studies document tumor shrinkage of 30% or more. In VERSATILE-002, the primary endpoint requires two consecutive scans 9 to 12 weeks apart, rather than one, to be considered a confirmed objective response.  Confirmation with two consecutive scans is not required to achieve an objective response in every clinical trial per RECIST 1.1.

At the recent 2023 American Society of Clinical Oncology (ASCO) Annual Meeting, we presented data showing 9 confirmed responses among 34 evaluable patients.  Median progression free survival (PFS) of 10.4 months was also presented at the 2023 ASCO Annual Meeting along with a 12-month overall survival (OS) rate of 87.1% for patients with a CPS>1.  Additional patients have been assessed since data was presented at the 2023 ASCO Annual Meeting. With these additional data, a total of 14 patients have now achieved a confirmed response to date.  The achievement of this endpoint suggests an additive effect of PDS0101 over published results with ICI monotherapy and is based on statistical calculations using the appropriate power and alpha.

The primary endpoint in the VERSATILE-002 study is the best overall response (BOR) of confirmed complete response (CR) or confirmed partial response (PR) per RECIST 1.1. The key secondary endpoints are progression free survival (PFS), OS at 12 and 24 months, safety, and tolerability. The study utilizes a Simon’s 2-stage optimum design.

“We are highly encouraged by the growing set of PDS0101 efficacy and safety data being generated in multiple independent trials by leading experts in the field,” stated Dr. Frank Bedu-Addo, President and Chief Executive Officer of PDS Biotech.  “The consistency in PDS0101 induced HPV16-specific immune responses, the response rates and survival benefit observed in multiple types of HPV cancer and at different stages of disease, aligns with both the preclinical and Phase 1 monotherapy results.  Multiple studies have demonstrated the induction of high levels of active and potent, HPV16-specific CD4 and CD8 T cells, as well as long-lasting memory CD8 T cells by PDS0101.”

“Achieving the efficacy threshold in VERSATILE-002 is an important milestone for the Company, especially as it has been achieved ahead of the full efficacy evaluation for this cohort,” stated Dr. Lauren V. Wood, Chief Medical Officer of PDS Biotech. “With our Phase 2 trial near completion, and our planned global Phase 3 confirmatory randomized, controlled trial, VERSATILE-003, actively advancing, we believe we are closer to our goal of providing a well-tolerated, safe and effective therapy for those who suffer from head and neck cancer, a critical unmet medical need.”

PDS Biotech plans to initiate the VERSATILE-003 as a result of the successful completion of an End-of-Phase 2 meeting in the third quarter of 2022 with the FDA, during which PDS Biotech received guidance on key elements of the Phase 3 program that will support the submission of a Biologics License Application (BLA). The planned primary endpoints for VERSATILE-003 are OS and PFS.  In preparation for the VERSATILE-003 trial, PDS Biotech plans to submit an amended Investigational New Drug (IND) application to the FDA in the third quarter of 2023.

About PDS0101
PDS0101, PDS Biotech’s lead candidate, is a novel investigational human papillomavirus (HPV)-targeted immunotherapy that stimulates a potent targeted T cell attack against HPV-positive cancers. PDS0101 is given by subcutaneous injection alone or in combination with other immunotherapies and cancer treatments. In a Phase 1 study of PDS0101 in monotherapy, the treatment demonstrated the ability to generate multifunctional HPV16-targeted CD8 and CD4 T cells with minimal toxicity.  Interim data suggests PDS0101 generates clinically effective immune responses and the combination of PDS0101 with other treatments can demonstrate significant disease control by reducing or shrinking tumors, delaying disease progression, and/or prolonging survival. The combination of PDS0101 with other treatments does not appear to compound the toxicity of other agents.

About VERSATILE-002

VERSATILE-002 is a single-arm Phase 2 trial evaluating the safety and efficacy of PDS0101, an HPV16-targeted investigational T cell-activating immunotherapy that leverages PDS Biotech’s proprietary Versamune® technology, in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab). The combination is being evaluated in immune checkpoint inhibitor (ICI)-naïve and ICI-refractory patients with recurrent/metastatic HPV16-positive head and neck squamous cell carcinoma (HNSCC) and was granted Fast Track designation by the Food and Drug Administration in June 2022.

Interim efficacy and safety data were presented at the 2023 American Society of Clinical Oncology (ASCO) Annual Meeting for ICI-naïve patients (PR link). Preliminary data from the first 34 patients demonstrated a 12-month overall survival rate of 87% and median progression free survival of 10.4 months. No Grade 4 or higher treatment related adverse events were observed.

KEYTRUDA® is a registered trademark of Merck Sharp and Dohme LLC, a subsidiary of Merck & Co., Inc.,
Rahway, NJ, USA.

About VERSATILE-003

VERSATILE-003 is a randomized, controlled Phase 3 trial evaluating the safety and efficacy of PDS0101 in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab) versus KEYTRUDA® monotherapy. The combination is being evaluated in immune checkpoint inhibitor (ICI)-naïve patients with recurrent/metastatic HPV16-positive head and neck squamous cell carcinoma (HNSCC) and was granted Fast Track designation by the Food and Drug Administration in June 2022.

About Versamune®
Versamune® is a novel investigational T cell activating platform which effectively stimulates a precise immune system response to a cancer-specific protein.  Versamune® based investigational immunotherapies promote a potent targeted T cell attack against cancers expressing the protein. They are given by subcutaneous injection and can be combined with standard of care treatments. Clinical data suggest that Versamune® based investigational immunotherapies, such as PDS0101, demonstrate meaningful disease control by reducing and shrinking tumors, delaying disease progression and/or prolonging survival.  Versamune® based immunotherapies have demonstrated minimal toxicity to date that may allow them to be safely combined with other treatments. We believe Versamune® based investigational immunotherapies represent a transformative treatment approach for cancer patients to provide improved efficacy, safety and tolerability.

About PDS Biotechnology
PDS Biotech is a clinical-stage immunotherapy company developing a growing pipeline of targeted cancer and infectious disease immunotherapies based on our proprietary Versamune®, Versamune® plus PDS0301, and Infectimune™ T cell-activating platforms. We believe our targeted immunotherapies have the potential to overcome the limitations of current immunotherapy approaches through the activation of the right type, quantity and potency of T cells.  To date, our lead Versamune® clinical candidate, PDS0101, has demonstrated the ability to reduce and shrink tumors and stabilize disease in combination with approved and investigational therapeutics in patients with a broad range of HPV16-associated cancers in multiple Phase 2 clinical trials and will be advancing into a Phase 3 clinical trial in combination with KEYTRUDA® for the treatment of recurrent/metastatic HPV16-positive head and neck cancer in 2023.  Our Infectimune™ based vaccines have also demonstrated the potential to induce not only robust and durable neutralizing antibody responses, but also powerful T cell responses, including long-lasting memory T cell responses in pre-clinical studies to date. To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.

Forward Looking Statements
This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to initiate the planned clinical trials for PDS0101, PDS0203 and other Versamune® and Infectimune™ based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101, PDS0203 and other Versamune® and Infectimune™ based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to the Company’s currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the other risks, uncertainties, and other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Versamune® is a registered trademark and Infectimune™ is a trademark of PDS Biotechnology.
KEYTRUDA® is a registered trademark of Merck Sharp and Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, N.J., USA.

Investor Contacts:
Deanne Randolph
PDS Biotech
Phone: +1 (908) 517-3613
Email: drandolph@pdsbiotech.com

Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
Email: pdsb@cg.capital

Media Contacts:
Tiberend Strategic Advisors, Inc.
Dave Schemelia
Phone: +1 (609) 468-9325
dschemelia@tiberend.com

Bill Borden
Phone: +1 (732) 910-1620
bborden@tiberend.com